Exhibit 12.1

CLARCOR Inc.

Statement Regarding Computation of Certain Ratios
(Dollars in Thousands except Per Share Data)

	Fiscal Years Ended (A)
	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999
Return on Beginning Assets
Net Earnings	$71,543	$95,654	$90,659	$82,710	$76,393	$63,997	$54,552	$46,601	$41,893	$40,237	$35,412
Divided by Beginning Assets	957,882	739,135	727,516	675,272	627,797	538,237	546,119	530,617	501,930	472,991	305,766
Equals Return on Beginning Assets	7.5%	12.9%	12.5%	12.2%	12.2%	11.9%	10.0%	8.8%	8.3%	8.5%	11.6%
Return on Beginning Shareholders’ Equity
Net Earnings	$71,543	$95,654	$90,659	$82,710	$76,393	$63,997	$54,552	$46,601	$41,893	$40,237	$35,412
Divided by Beginning Shareholders’ Equity	651,759	555,730	537,509	482,833	428,462	370,392	315,461	274,261	242,093	210,718	186,807
Equals Return on Beginning Shareholders’ Equity	11.0%	17.2%	16.9%	17.1%	17.8%	17.3%	17.3%	17.0%	17.3%	19.1%	19.0%
Dividend Payout to Net Earnings
Dividends Paid	$18,682	$16,845	$15,024	$14,203	$13,385	$12,834	$12,406	$11,975	$11,575	$11,207	$10,814
Divided by Net Earnings	71,543	95,654	90,659	82,710	76,393	63,997	54,552	46,601	41,893	40,237	35,412
Equals Dividend Payout to Net Earnings	26.1%	17.6%	16.6%	17.2%	17.5%	20.1%	22.7%	25.7%	27.6%	27.9%	30.5%
Debt to Capitalization
Current Debt	$99	$128	$94	$58	$233	$420	$674	$68,456	$5,579	$5,482	$5,440
Long Term Debt	52,096	83,822	17,329	15,946	16,009	24,130	16,913	22,648	135,203	141,486	145,981
Total Debt	$52,195	$83,950	$17,423	$16,004	$16,242	$24,550	$17,587	$91,104	$140,782	$146,968	$151,421
Ending Shareholders’ Equity	686,619	651,759	555,730	537,509	482,833	428,462	370,392	315,461	274,261	242,093	210,718
Equals Capitalization	$738,814	$735,709	$573,153	$553,513	$499,075	$453,012	$387,979	$406,565	$415,043	$389,061	$362,139
Debt	$52,195	$83,950	$17,423	$16,004	$16,242	$24,550	$17,587	$91,104	$140,782	$146,968	$151,421
Divided by Capitalization	738,814	735,709	573,153	553,513	499,075	453,012	387,979	406,565	415,043	389,061	362,139
Equals Debt to Capitalization	7.1%	11.4%	3.0%	2.9%	3.3%	5.4%	4.5%	22.4%	33.9%	37.8%	41.8%
Working Capital
Current Assets	$448,528	$432,571	$371,920	$380,340	$324,933	$303,990	$257,402	$259,746	$244,350	$230,479	$227,670
Less Current Liabilities	131,942	143,503	114,171	118,428	121,470	126,272	111,373	174,255	94,931	97,826	97,475
Equals Working Capital	$316,586	$289,068	$257,749	$261,912	$203,463	$177,718	$146,029	$85,491	$149,419	$132,653	$130,195
Current Ratio
Current Assets	$448,528	$432,571	$371,920	$380,340	$324,933	$303,990	$257,402	$259,746	$244,350	$230,479	$227,670
Divided by Current Liabilities	131,942	143,503	114,171	118,428	121,470	126,272	111,373	174,255	94,931	97,826	97,475
Equals Current Ratio	3.4	3.0	3.3	3.2	2.7	2.4	2.3	1.5	2.6	2.4	2.3

(A)	Calculation of Certain Items Presented in the “11-Year Financial Review” Filed with Form 10-K for Fiscal Year Ended 11/28/09